Filed pursuant to Rule 433. Registration Statement Nos. 333-162219, 333-162219-01, 333-162193 and 333-162193-01

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About Us

Founded in 1727, The Royal Bank of Scotland Group plc (RBS Group) is the holding company of a large global banking and financial services group, headquartered in
Edinburgh. Globally, RBS Group has a diversified customer base and provides a wide range of products and services to personal, commercial and large corporate and institutional customers.

The Royal Bank of Scotland plc (RBS plc), The Royal Bank of Scotland N.V. (RBS
N.V.) and Citizens Financial Group, Inc. are subsidiaries of RBS Group. RBS
Securities Inc., a U.S. registered broker-dealer, member of the Financial
Industry Regulatory Authority (FINRA) and the Securities Investor Protection
Corporation (SIPC), is an indirect wholly-owned subsidiary of RBS plc and an affiliate of RBS N.V.

For additional information about us, click here.

The Royal Bank of Scotland plc (RBS plc), The Royal Bank of Scotland Group plc,
The Royal Bank of Scotland N.V. (RBS N.V.), RBS Holdings N.V. (collectively, the
RBS Entities) have each filed a registration statement (including a prospectus)
with the Securities and Exchange Commission (SEC) for the offering of RBS ETNs to which this communication may relate. Before you invest in any RBS ETNs, you should read the relevant prospectus in such registration statement and other documents that have been filed with the SEC for more complete information about the relevant RBS Entities and offerings. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov . Alternatively, RBS N.V., RBS plc, RBS Securities Inc. or any dealer participating in the relevant offering will arrange to send you the relevant prospectus and pricing supplements if you request by calling 1-855 -RBS-ETPS (toll-free).

RBS Americas Headquarters
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Stamford, CT 06901

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